SCHEDULE 14A

                          SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


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Check the appropriate box:

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     14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[X ] Soliciting Material Pursuant toss. 240.14a-12


                        WILLAMETTE INDUSTRIES, INC.

                          -----------------------

              (Name of Registrant as Specified in its Charter)
                          -----------------------

                            WEYERHAEUSER COMPANY

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[    ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11

(1)  Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transactions:
(5)  Total fee paid:

----------
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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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EXPLANATORY NOTE

     Originally filed on November 15, 2000. Refiled for EDGAR indexing purposes only.


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                                                                          2



                  IMPORTANT INFORMATION

                  Investors  and  security  holders  are  urged  to read the disclosure documents regarding the proposed business combination transaction referenced in the material that follows, when they become available, because they will contain important information. The disclosure documents will be filed with the Securities and Exchange Commission by Weyerhaeuser. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Weyerhaeuser with the Commission at the Commission's website at www.sec.gov. The disclosure documents and these other documents may also be obtained for free from Weyerhaeuser by directing a request to Kathryn McAuley at (253) 924-2058.

                  Detailed information regarding the names of the directors and executive officers of Weyerhaeuser and their interests in the proposed transaction is available in a filing made by Weyerhaeuser with the Commission pursuant to Rule 14a-12 on November 13, 2000.


Weyerhaeuser Analyst Call
Monday, November 13, 2000


Rogel: Thank you, operator. Good morning, ladies and gentlemen. I'm Steve Rogel, Chairman, President and Chief Executive Officer of Weyerhaeuser Company. Thank you for joining me today. This morning, we issued a press release confirming that we had proposed a transaction to the board of Willamette Industries in which Willamette shareholders would receive $48 per share in cash for all outstanding Willamette shares. With the assumption of debt of $1.7 billion, the total value of the transaction is approximately $7 billion. Based on Willamette's closing share price on Friday, November 10, this represents a premium of approximately 38%. It is also a substantial premium of approximately 60% to Willamette's average share price for the past 60 days.

                           On November 10, Willamette informed Weyerhaeuser that the Willamette board had met on November 9 and failed to act on Weyerhaeuser's proposal. Our proposal is not subject to the receipt of financing. We have already received the financing commitments necessary to complete the transaction.

                           As we have reiterated to Willamette several times since we first proposed this combination over 2 years ago, we believe that the union of our companies will result in the premier forest products company. Our combination will create immediate value for Willamette shareholders. Unfortunately, Willamette's refusal to explore this value-creating opportunity has left us no choice but to inform their shareholders and ours about our interest in moving forward with this combination. Given our belief that the premium provides Willamette shareholders with value well beyond what could be achieved by Willamette alone, now or later, I'm confident that their shareholders will enthusiastically look forward to our proposal. We have many shareholders in common, and in fact the one name shareholders often suggest as the ideal partner for Weyerhaeuser is Willamette. As you know, our industry's competitive landscape has experienced dramatic change as merger activity has sharply increased among the largest companies. We have



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                                                                               3

                           not stood still during this period. Weyerhaeuser has used a disciplined approach to acquisitions that have expanded our core businesses by acquiring MacMillan Bloedel and TJ International. Both of these companies are already making very positive contributions to Weyerhaeuser with realized synergies running ahead of schedule and total synergies expected to significantly exceed our original announcements. This combination will result in a company with high-quality management, assets focused in our core of businesses, and an expanded global reach. Both companies have good reputations within the industry for the stewardship of timberlands. Our combined timber positions in the Pacific Northwest and Southeast will yield significant benefits in timber management. The company will have excellent market breadth and depth in fine papers, containerboard and wood products. Equally important, the proposed combinations will result in a more balanced business mix than either company currently has on its own, leading to increased financial strength throughout the business cycle.

                           We expect the transaction to result in close to double-digit accretion to Weyerhaeuser's reported EPS during the first year. We also expect to maintain a sound capital structure and an investment-grade credit rating.

                           Weyerhaeuser already has strong leadership positions in market pulp, timberlands and lumber production. The combination significantly enhances our leadership in white papers, containerboard and packaging, structural panels, and engineered wood products. In addition to the compelling strategic fit of these assets and product lines, this combination will result in the ability to share best practices, which will mean reduced costs and more efficient capital management. We believe that savings can be achieved through increased operating efficiencies in each line of business, as well as opportunities derived from operating as a single entity.

                           From public information, we have identified approximately $300 million in annual cost savings. The company would expect to realize synergies in SG&A, and from each of our operating segments, pulp paper and packaging, timberlands, and wood



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                                                                               4


                           products. We expect to realize 40% of the synergies in the 1st year, 80% in the second, and the full $300 million in the third year. Our offer would result in $3 billion in goodwill, resulting in a non-cash charge to be amortized over a period of 30 years. The transaction also will join together two well-regarded management teams with complementary skills. Weyerhaeuser and Willamette do business with each other every day. From my experience, I know that the people and the cultures and compatible. This gives me confidence that we will be able to integrate the two companies to build a more efficient organization.

                           Additionally, employees of both companies and the communities in which we operate will benefit from the greater resources and opportunities that come from a larger corporation. Weyerhaeuser has also been committed to corporate citizenship. We expect the combined company will continue these practices, and will be an active member in all of our communities. Both companies have a significant presence in Oregon. The combination will strengthen these ties. The Weyerhaeuser board unanimously supports the combination of our companies, and it is unfortunate that it has come to the point where we are forced to make our proposal public. We know that working together with Willamette, we could close this transaction rapidly. While this is our preference, we are committed to moving ahead and have other options to accomplish our goal. We are confident that our proposal does not raise any anti-trust issues, and that it offers Willamette shareholders substantially greater value than they can achieve alone.

                           This concludes my formal remarks, and I'd now be happy to take your questions.

Mod: Ladies and gentlemen, we will now begin the question and answer session. If you have a question, please press the "1" followed by the "4" on your pushbutton phone. You will hear a three- tone prompt acknowledging your request, and your questions will be polled in the order they are received. If your question has been answered and you would like to withdraw your polling request, you may do so by pressing the "1" followed by the "3" on your pushbutton phone. If you are using a speakerphone, please pick up your handset before



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                                                                               5

                           pressing the numbers. One moment please for the first question ...

                           The first question is from Chip Dillon of Salomon Smith Barney. Please proceed with your question.

Dillon: A couple of questions. As far as you can best ascertain, how much of the Willamette stock do you feel is owned by either employees or family interests that would be close to the board. And then a second, unrelated question ... if you succeed in this bid, do you have any tentative indication as to what your plans would be regarding the Kingsport, TN expansion?

Rogel: Thank you for your question, Chip. With regard to stock ownership, we don't know what the breakdown is there, and I can't speculate about it. With regard to the Kingsport expansion, I think you're referring to a mill rebuild and installation of new white paper capacity ... again, we know very little about the progress of engineering and construction on that project, and we certainly would get into that when we sit down with their board and discuss it.

Dillon: What about the synergies, if you could just tell us ... you mentioned the timing of them. Could you give us any kind of breakdown between the various businesses, how much would come in containerboard or paper in general, and how much would come on the wood side?

Rogel: We can tell you that about 40% of the synergies come from timber and woodproducts; 30% from our other manufacturing operations, and about 30% from SG&A.

Stivers:                   In that early 40% ... Chip, this is Bill Stivers ...
                           that's [inaudible] timber, but it's basically, it's heavily wood products operation and timberland.

Dillon: Gotcha. So, the 30 other manufacturing's really more paper, I would take it.

Stivers:                   That's correct.

Dillon:                    Gotcha.

Mod: The next question is from Greg Ransom of Chase Securities. Please proceed with your question.



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                                                                               6

Ransom: Good morning. You indicated on the call that you were looking for a strong investment-grade rating. Can you elaborate a little bit further on that, or any set internal targets or ratings floor?

Rogel: We can't speculate on what the ratings might be We have alerted the rating agencies, and will be meeting with them later this week.

Ransom:                    Thank you.


Mod: Your next question is from Peter Ruschmeier of Lehman Brothers. Please proceed with your question.

Ruschmeier:                Good morning. I am curious if you could
                           address perhaps any opportunities that may come up to rationalize capacity as a result of the combination that could be possible. And then a second question, if you could comment, Steve, on any initial plans you might have for the integration of the management of the two companies and the cultures of the two companies, and if you could perhaps elaborate a little bit.

Rogel: Okay, those are very good questions. The intention of our management ... first of all, I think I'll take that question first ... we know that this is a hand-in-glove fit for the two companies, and that's a statement I think we can make about management. Both companies have very strong management, and it would be our intent to integrate the management teams to most effective use. With regard to the opportunities to rationalize combined capacity, certainly we think that there are opportunities once you put these systems together to rationalize the capacity for most efficient production. At this point, it's a little too early to speculate on specific properties.

Ruschmeier:                Fair enough. Thanks.

Mod: Your next question is from Bill Reed of Merrill Lynch. Please proceed with your question.

Reed: A couple of quick questions. I know you don't want to speculate on the ratings, but certainly, with the past acquisitions, you convinced the rating agencies to keep your ratings within the



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                                                                               7


                           "A" category. Could you briefly outline what your target ratios are, and whether or not they've changed? I don't believe ... and in terms of leverage ratios on a go-forward basis as sort of a means to getting a sense of where you might want your credit profile to be?

Rogel: I would start this answer by saying that we expect to strengthen our balance sheet in a timely way, and that ultimately it will allow us to use cash in other ways to benefit our shareholders, but what I'd like to do is have Bill Stivers, our Chief Financial Officer, answer your question directly.

Stivers: Bill, first of all, as we touched on, this is a very accretive transaction, not only earnings per share, but in cash flow and in shareholder value, Bill. There would be significant free cash flow here as we look at this, which will allow us to basically restore our balance sheet. There's been no change in our long-term financing philosophy.

Reed: Okay. So now, you would still expect to see, then, leverage at around 45% through a cycle? I believe that was one of your targets in the past.

Stivers: Our target in the past, and the target for the future will be in the range of 35-45%.

Reed: Okay. I may have not heard this at the beginning of the call, but my sense is that you haven't indicated any asset sales as a means to quickly pay down some debt. Are there any asset sales contemplated?

Stivers: Certainly, the first thing that we would say about asset sales ... we don't see any restrictions on us based on anti-trust, so that we would have to say we would consider asset sales as we go forward, but it's not mandatory from an anti-trust standpoint.

Reed: No consideration of any sort of equity issuance down the road at this point ... we should expect that the cash nature of the transaction and indebtedness, it is what it is?

Stivers:                   Bill, would you take that on?




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                                                                               8


Rogel: Bill, I think that's what you should assume at this point in time.

Reed: One administrative, saying if at the end of the call you could announce if there's a replay of this call, I think that would be helpful.

Rogel:                     Thank you.

Reed:                      Thank you very much.

Mod: Your next question is from Edith Sotnick at Credit Suisse First Boston. Please proceed with your question.

Sotnick:                   My question is already asked, but just
                           relative to the capital spending, if you could give an indication of where you expect to be relative to depreciation and amortization of what could be the new company.

Rogel: The capital spending, of course, when you look at these combined companies, there's very strong cash flow, but it would be our intent to use the same discipline that we're now utilizing at Weyerhaeuser, and in this case, it would be our intent to keep capital spending at 90% of depreciation.

Sotnick:                   Thank you.



Mod: Your next question is from Matt Berler of Morgan Stanley Dean Witter. Please proceed with your question.

Berler: Hey, Steve. Two questions. First of all, this is your second acquisition in two years that's increased your exposure to wood products, an area that's pretty depressed right now. Can you share with us kind of what your vision is about how that ... why you find that area appealing? Because Willamette clearly has a lot of wood products. And specially, what the merger does for you in that area. And then the second question ... Willamette has a reputation, as you well know, of having been one of the best-run companies. How critical is it, do you think, that management from Willamette stay, and is that one of the opportunities here that you bring on, the



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                                                                               9


                           Willamette management team, to help further your objectives at Weyerhaeuser with the Weyerhaeuser assets?

Rogel: Thank you, Matt, for your questions. I would start off by talking about the wood products and the fact that this deal would make us the number 1 or number 2 player in the majority of our business lines, and the top lumber producer. But in addition to that, we will have greater breadth and depth in all of our core products, not only timber and wood products, but on the paper side, and if you look at the way these companies fit together, our actual reliance on the wood products sector is a little bit less. I would add to that our exposure in the engineered wood products area, which is very stable, remains the same or grows even a little bit.

                           With regard to the management side of the question, with your comments about Willamette's management, I would have to agree that both companies have an excellent management team, and it would be our intent to put both of them together. We work together with Willamette every day, and I'm confident that we're going to be able to integrate the two companies' cultures and their practices to build a stronger and much more efficient combined company. Thank you.

Berler:                    Steve, if I could just follow up. Do you bring ...
                           with your increased size, do you add anything to their manufacturing business on the wood side in terms of national distribution, or a different customer base, that you can take their product to? And is there a similar opportunity by taking their uncoated free sheet perhaps through your system and kind of adding value that way? Is there anything to that thinking?

Rogel: Certainly. At Weyerhaeuser, we have a building materials distribution system that exists nationwide, so that the opportunity to distribute Willamette-made products, wood products, that is ... through our system is greatly enhanced. We do a bit of that today. I think this question also gets into, what are the new channels to market? And certainly that is an area that the Weyerhaeuser Company has exploited greatly. Some call it the "big box distribution system." We are pursuing that, and I think



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                                                                              10

                           that fit of Willamette and their capacity will add to our ability to serve that market. And your question about uncoated free sheet is a timely one. Basically, we have a situation where we can distribute through our system a portion of their papers, and likewise on their side, they are somewhat different and I think compatible. But again, what we're saying here is that we work together every day now, and I'm certainly confident that we're going to be able to integrate the two companies.

Berler:                    Thanks, Steve.

Mod: The next question is from Rick Schneider of UBS Warburg. Please proceed with your question.

Schneider:                 Steve, I was wondering if you could talk about the
                           Kingsport project that Willamette has going on, and is that going to still ... if you have to continue it, enable you to spend under depreciation levels?

Rogel: Rick, good question. With the Kingsport project going on, I think I could make two preliminary comments. The first is, it does give us a chance to look at the combined companies' white paper production, and perhaps a strong possibility of rationalizing older capacity. With regard to capital spending, if it proves that they're far along in that project, we would absorb that increased capital spending in the first year, but it is our goal to get to a 90% of depreciation capital spending structure.

Schneider:                 In switching to the wood products area, clearly an
                           area that you've de-emphasized has been plywood and Willamette is a big plywood producer ... how do you deal with that? Is that one of the only weaknesses that you've seen combining the two companies?

Rogel: With regard to plywood in the structural panel business, we note that both companies have been working to reduce exposure in that market going forward. There is also an integrative element here. We have a very large engineered wood products business, and then that that business grows ... veneer from the plywood mills certainly



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                                                                              11


                           goes into the LVL side of the equation. Furthermore, I would make the last comment about plywood ... we see a continuing market for plywood going into the future, so we think that we'll wind up being one of the strong players here, but the need is to be able to sit down and work through all of these issues.

Snyder: Two quick final questions: You talked about getting synergies out of your timberland. Could you talk about how that would work, combining those two? And then, the last question, I'm just curious about the timing of the announcement, of trying to effect the transaction since you said you have been looking at it over the last two years. Why at this point in time have you decided to go public with it?

Rogel: The first question is, with regard to the timberlands and what we might generate for synergies from them. The timberlands are very complementary, one to another. In most cases, they lie in adjoining regions. It gives us flexibility in sourcing our locations. It gives us the opportunity in other regions to put a mix together for a sustained deal that we believe can yield a higher harvest level. And then, we believe that the Weyerhaeuser Company has really strong ... one of our base skills we've always had is in the [inaudible] area of growing more fiber on fewer acres, and we think that we'll be able to increase our opportunities in that area as well.

Snyder:                    And the timing issue?

Rogel: The timing issue is really a question of, we've been working or trying to work with the Willamette board over the past two years, and our position today is all we want to do is get to their board so we can present our offer, and it's really unfortunate that it's come to this point, where we've taken it into the public venue.

Snyder:                    Thanks a lot.

Mod: Thank you. The next question is from Don Niemann of I Cap. Please proceed with your question.



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                                                                              12


Niemann: Good morning, gentlemen. Steven, I was wondering if you ... I haven't as of yet worked out all the numbers here ... you probably have been privy to more information, I certainly would hope. But at a price of $48, what do you think the return on capital is from this investment, including the $300 million of cost saves? Maybe you could talk about some of the other aspects of ... with the cash flow, I guess you would indicate that the cap spending is going to be cut back. But are there any other opportunities for reducing the capital in this transaction?

Rogel: The first thing, Don, that we'd say is that this is strongly accretive to cash flow and earnings per share. I'd like Bill Stivers to give you a little more of the detailed background on it.
                           Bill?

Stivers: Don, in terms of returns here ... you know there are various ways to look at it, with what the EBITDA ... multiples, we've looked at returns. But I think fundamentally, Don, the most fundamental message here is that when we look at returns both immediately and in terms of mid- cycle, mid-term front pricing, this is basically very accretive to a cost-of-capital-type calculation, plus [inaudible] calculations.

Niemann: I guess, obviously, one issue is, what is the over-the-cycle earning power for Willamette, but it would seem to me that on a stumped-up capital base, namely basically $5.2 of stockholders' equity and another $1.7 billion of debt, and even assuming that Willamette is able to earn consensus estimates for next year, that even with that it's difficult to see this as a 10% return on capital investment. Admittedly, there are longer-term considerations which unfortunately we, as outside investors, tend to denigrate. But it still seems to me that this, while perhaps above your cost of capital, really doesn't cut it from a short-term standpoint.

Stivers: Don, we can get back to you, but I would put it this way: That even if you look at consensus numbers for them and you add the synergies that we're expecting, depending on what return type of calculation you're making, it would still be a good return.



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                                                                              13


Niemann: But the bottom line is, even with the goodwill, the deal is accretive based on 2001 consensus.

Stivers: Yeah. Keeping in mind that goodwill is a non-cash charge. We tend to look heavily at cash flow.

Niemann:                   Thanks, guys.

Mod: The next question is from Steven Rineri of Wilk Partners. Please proceed with your question.

Rineri: Good morning. Steve, I thought I might give you the opportunity to clarify exactly what a response was, and what the response was as discussing your Friday night conversation? I have sort of a Part 2 to that.

Rogel: The response from Willamette's board was that they had not taken up the issue to the point they could give us a response.

Rineri: In reference to your being astounded at the response, I just thought that, in particular, the relation of the response to the conversations this past August, it's just sort of confusing. What was it that you talked about this past August, in particular, that made their taking a pass for the moment so astounding?

Rogel: I think the astounding portion of this is we cannot get them to sit down with us to discuss the issue, and discuss the fact that this is such a good and compelling combination. They're an ideal partner for us, a hand-in-glove fit. We just were astounded that we can't get together to talk about it.

Rineri: And I guess at the risk of pushing my luck ... this past August, I gather that you're implying that there were significant conversations that would have led you to believe that there was a good faith effort on their part to determine whether or not something like this made sense in some way, shape or form. Am I reading into this too much, or is it fair to say that?

Rogel:                     All we can say is, our offer this round has been ...
                           in terms of cash it's been a very generous offer. We've been turned down at previous steps without discussion. And again, all we want to do



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                                                                              14


                           is sit down with them, and I'm confident that we can come to a conclusion.

Rineri: One last question. Did you ever talk to them at all, or even imply you might be willing to consider a partial cash and stock offer, where you can have a tax-free consideration gain paid? Did that ever play any role at all in conversation?

Rogel:                     Yes, we've discussed a number of things like that.
                           Again, we just want to sit down with them, and we can work out any number of issues.

Rineri:                    Thanks.

Mod:                       The next question is from Mark Wilbe of Deutschebank.
                           Please proceed with your question.

Wilbe: I wonder if you could talk a little bit more about some of the capacity rationalization that you hinted at, and how quickly you think you might be willing to move on that if you close this deal.

Rogel: Mark, it's just a little too early to talk in specifics about those issues and how quickly we could act, but I think we would say this to you ... we understand the importance in a deal like this of acting with dispatch to put in place the changes that are necessary to grow the company, sustain its profitability, and balance out its capacity to market needs.

Wilbe: It sounds to me like you might be able to move little more quickly than you've moved coming out of the MacMillan deal in terms of the containerboard business. Is that fair to say?

Rogel: Mark, in the MacMillan deal, I would like to emphasize that we have rationalized a number of box plants and felt that we've reacted very swiftly there. But it is our intent to move forward with great clarity and dispatch once we can sit down and work out a deal.

Wilbe: And then, if I could, Steve ... can you just give us a sense of whether there were any other candidates out there that you regarded as anywhere near as attractive to Willamette, or is this kind of a clear, in a way, best fit from your standpoint?

Rogel:                     You've got it, Mark. It is a compelling combination.
                           They are our ideal partner. The fits are great.

Wilbe:                     Thanks, Steve.

Mod:                       Your next question is from Brian Beargie of J. P.
                           Morgan. Please proceed with your question.

Beargie: You mentioned earlier that you did have financing already arranged for this transaction. Is the thought longer term you possibly access public bond markets?

Stivers: This is Bill Stivers. Normally, in these transactions, as you well know, they're initially financed with bank credit and then funded in the capital markets, and that certainly would be our intention.

Beargie:                   Okay. Very good, thank you.

Mod:                       Your next question is from Tom Sands of CSFB.
                           Please proceed with your question.

Sands: A few points. Number one, do you guys own any stock currently in Willamette, and when did you purchase it? Number two, given that you are initiating this now, would you be prepared to seek to remove the board at the upcoming annual meeting? And number three, are you guys prepared to put a tender offer on the table that would require a public response by Willamette?

Rogel: Tom, thanks for your questions. We have just a nominal shareholding in order to [inaudible] information. With regard to your other questions, the board and the tender offer, those things are items that are always options. We don't want to speculate on them. And all we want to do is sit down with their board so that we can present our offer. If you're asking with regard to my personal situation, I have some holdings that came with things like 401(k) when I was employed by them.

Sands: But in terms from a tactical point of view, in order to continue to raise the volume, if you will, beyond the bear hug letter that's been put out today, you're going to



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                                                                              16


                           see what the response is to the bear hug letter first before you assess your options?

Rogel: I don't want to speculate about what the next steps might be. We have lots of options in front of us. Again, I'll close that with all we want to do is to sit down with their board.

                           Operator, we have time for one last question.

Mod: Thank you, sir. Your next question is from Steve Chercover of D. A. Davidson. Please proceed with your question.

Chercover:                 Good morning. A lot of them have already been
                           answered. Was the goodwill figure $3 billion?

Rogel:                     Yes, it was.

Chercover:                 Thank you for that. And pro forma, the debt to cap
                           that I come to is about 64%. Is that reasonable? And how quickly do you figure you can pay that down to your target range?

Rogel: You're figuring that. It sounds like with ... not including deferred taxes, we do it with deferred taxes, so we'd be lower than that. And when we talk about our target range, it has a deferred tax number in a capital calculation.

                           [inaudible] ... but , as I said earlier, we'd be paying down fast.

Rogel: Thank you for your questions. Ladies and gentlemen, I appreciate your joining us today for this important announcement. Weyerhaeuser is committed to completing this transaction with Willamette quickly, and we will make all our resources available to achieve that goal. We look forward to communicating with you about this transaction in the days to come, and thank you for your attention.

Mod: Ladies and gentlemen, that does conclude our conference call for today. You may disconnect, and thank you for participating.


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                                                                              17

                           FORWARD-LOOKING STATEMENTS


               This presentation contains statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various US business segments; performance of the company's manufacturing operations; the types of logs harvested in the company's logging operations; the level of competition from foreign producers; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the US dollar and the Euro, and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.